Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the 16th day of May, 2011 (hereinafter referred to as the effective date of the Agreement), by and between Richard W. Pehlke, with an address of 850 Raintree Drive, Naperville, Illinois, 60540 (hereinafter referred to as “Consultant”), and HEIDRICK & STRUGGLES INTERNATIONAL, INC., a Delaware corporation (hereinafter referred to as “Heidrick”).

WITNESSETH:

WHEREAS, Heidrick is one of the leading providers of executive search and other leadership consulting services on a worldwide basis; and

WHEREAS, Consultant is engaged in providing consulting services; and

WHEREAS, Consultant wishes to enter into an agreement with Heidrick in order to temporarily perform the function of chief financial officer for Heidrick and to fulfill the duties and responsibilities of chief financial officer of Heidrick as more fully described in the position specification attached hereto as Exhibit A (the “Services”);

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter expressed, the parties hereto do mutually agree as follows:

ARTICLE I

SCOPE OF AGREEMENT

A. Consultant shall, in a professional manner, take all steps necessary to perform consulting services for Heidrick, particularly the Services. Consultant will perform, schedule, staff and manage all Services.

C. Heidrick shall pay Consultant a fee of Thirty One Thousand Five Hundred Dollars ($31,500) per month (the “Fee”) for the Services. Consultant will be reimbursed for Consultant’s COBRA contribution and any reasonable and necessary out-of-pocket expenses incurred at Heidrick’s request, including travel expenses. All expenses that will be submitted for reimbursement will be in compliance with Heidrick’s travel and entertainment policy. Heidrick will make payment of any undisputed invoice within 30 days of receipt of invoice.

ARTICLE II

PERIOD OF PERFORMANCE

This Agreement shall be effective as of the date first set forth above and shall expire on September 15, 2011 unless extended by the mutual written agreement of Heidrick and Consultant. Notwithstanding the foregoing, this Agreement shall be earlier terminated (x) by mutual agreement of the parties, or (y) Heidrick may terminate for convenience upon fourteen (14) days advance written notice to Consultant, or (z) Heidrick may terminate for cause immediately. Time is of the essence in this Agreement.

ARTICLE III

MANAGEMENT

Consultant will be responsible for the overall administration of the Services. However, Consultant is responsible for adhering to Heidrick’s direction including, without limitation, complying with specific requirements of which Heidrick makes Consultant aware. Consultant will report to the Chief Executive Officer of Heidrick.

ARTICLE IV

CONFIDENTIAL INFORMATION

The parties acknowledge and agree that in the course of the performance of the Services or additional services pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other party, or its clients, which information may contain trade secrets, proprietary data or other confidential material of that party, or its clients. Therefore the parties will execute a Non-Disclosure Agreement which is attached hereto as Exhibit B, and incorporated by reference as if fully set forth herein. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

ARTICLE V

NO PARTNERSHIP

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between Heidrick and Consultant, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The parties do not contemplate a sharing of profits relating to the Services so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, Delaware. Accordingly, for tax, property and liability purposes Consultant will perform the Services, on a professional basis and as an independent contractor of Heidrick. Revenues and expenses relating to the Services and any additional services shall be reported separately by the parties for tax purposes. During the performance of any of the Services, Heidrick’s employees will not be considered employees of Consultant, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker’s compensation, industrial accident, labor or taxes of any kind. Consultant’s personnel who are to perform the Services or additional services to be provided by Consultant hereunder shall be under the employment, and ultimate control, management and supervision of Consultant. It is understood and agreed that Consultant’s employees shall not be considered Heidrick’s employees within the meaning or application of Heidrick’s employee fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits.

ARTICLE VI

TRADEMARK, TRADE NAME AND COPYRIGHTS

Except as expressly provided herein, this Agreement does not give either party any ownership rights or interest in the other party’s trade name, trademarks or copyrights.

ARTICLE VII

INDEMNIFICATION

Consultant, at his own expense, shall indemnify, defend and hold Heidrick, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney’s fees) resulting solely and directly from the Consultant’s negligence or willful misconduct. Heidrick agrees to give Consultant prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. Heidrick shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agrees to cooperate with the other in the defense of any such claim or other matter.

ARTICLE VIII

NON-SOLICITATION/NON-COMPETITION

Without the prior written consent of Heidrick, during the term of this Agreement and for a period of twelve (12) months after termination of this Agreement, either by mutual agreement or by Heidrick for convenience or for cause, Consultant will not (i) become engaged in or otherwise become interested in, whether as an owner, officer, employee, consultant, director, stockholder, or otherwise, in any company, enterprise or entity that provides or intends to provide services similar to those provided by Heidrick in the geographical area which was served during this Agreement; (ii) directly or indirectly solicit, or assist any other person in soliciting, any employee of Heidrick or its affiliates or any person who, as of the termination of this Agreement, was in the process of being recruited by Heidrick or its affiliates, or induce any such employee to terminate his or her employment with Heidrick or its affiliates; or (iii) hire or assist another in hiring any employee of Heidrick or its affiliates who potentially possesses Heidrick or its affiliate’s confidential information for a position where the employee’s knowledge of such information might be relevant.

ARTICLE IX

INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by Consultant and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement shall be the property of Heidrick. All underlying methodology utilized by Consultant which was created and/or developed by Consultant prior to the date of this Agreement and utilized in the course of performing engagements pursuant to this Agreement shall not become the property of Heidrick.

ARTICLE X

GENERAL PROVISIONS

A. Entire Agreement: This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except for in writing signed by a duly authorized representative of each of the parties.

B. Conflict: In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C. Assignment and Delegation: Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other party.

D. Notices: Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below for Consultant or to the address stated below for Heidrick, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to Heidrick:	Heidrick & Struggles International, Inc.
233 South Wacker Drive
Suite 4200
Chicago, Illinois 60606-6303
Attention: Office of the General Counsel
Facsimile: 312.496.1297

If to Consultant:	Richard W. Pehlke
850 Raintree Drive
Naperville, Illinois 60540

E. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

F. Disputes: Heidrick and Consultant will use their best efforts to resolve any dispute(s) arising from this Agreement through mediation (an alternative dispute resolution) prior to initiating litigation.

G. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to its choice of law principles.

H. Paragraph Headings: The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

I. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J. Exhibits: The Exhibits attached hereto are made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

HEIDRICK & STRUGGLES		CONSULTANT
INTERNATIONAL, INC.

By:	/s/ L. Kevin Kelly	By:	/s/ Richard W. Pehlke
Name:	L. Kevin Kelly	Name:	Richard W. Pehlke
Title:	President and Chief Executive Officer	Title:	Interim CFO

Exhibit A

Company, Position & Person Profile

Chief Financial Officer

May 2011

Heidrick & Struggles advises the company on the basis of an exclusive consulting assignment. The following details are for your personal information and should be kept confidential.

The Company

Heidrick & Struggles International, Inc. (NASDAQ: HSII) is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. With 2010 revenue of approximately $500 million, the Company is one of the largest providers of executive search and leadership consulting services in the world. For nearly 60 years, the firm has focused on quality service and built strong leadership teams through its relationships with clients and individuals worldwide. Heidrick & Struggles is headquartered in Chicago, Illinois, but with more than 400 consultants and 60 locations in 35 countries around the world, it has the resources and contacts necessary to conduct a global, multinational, national, or local market search. This capability enables Heidrick & Struggles to serve its clients wherever they are located within the framework of a responsive international partnership.

Heidrick & Struggles’ focus on top-level services offers several advantages that include access to and influence with key decision makers, increased potential for recurring search consulting engagements, higher fees per search, enhanced brand visibility, and a leveraged global footprint, which create added barriers to entry for potential competitors. Working at the top of client organizations also allows the Company to attract and retain high-caliber consultants.

In addition to executive search, the Company provides a range of leadership consulting services to clients. These services include succession planning, top team effectiveness, executive assessment, talent management, executive development, and M&A human capital effectiveness.

The Corporate and North American accounting and finance organizations are located in Chicago. There are also international accounting and finance staff located in London and Sydney. The position will require travel to offices around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

The Position

Title:	Chief Financial Officer

Location:	Chicago, Illinois

Reports to:	Chief Executive Officer

Direct reports:	Treasurer, Controller, Investor Relations and Real Estate

Peer relationships:	EVP, General Counsel; EVP, Chief Human Resources Officer; Managing Partner, Global Practices; Chief Marketing Officer; Chief Information Officer

Initial Focus and Challenges:

•       Establish a collaborative and respectful partnership with the executive leadership team, regional and practice leaders, and firms’ consultants. Help advise on the reporting and presentation of their individual objectives and results.

•       Establish an effective relationship with the Board of Directors, specifically with the Audit and Finance Committees.

•       Instill leadership that generates excitement, energy and inspiration. Develop a financial organization that promotes a collaborative, open and engaging work environment.

•       Establish efficient processes and controls that safeguard the assets of the business, while also producing meaningful metrics that measure performance and risk.

•       Evaluate strategic transactions and lead execution and integration as appropriate.

Specific Responsibilities

Specifically, the CFO’s responsibilities will include:

•       Maintaining the integrity of financial information and assuring its effective communication to internal and external constituencies.

•       Assuring the protection and deployment of corporate assets and playing a key role in building shareholder value.

•       Maintaining oversight responsibility for the Company compliance, regulatory and reporting requirements.

•       Ensuring adequate internal controls are in place to adhere to all regulatory requirements, including Sarbanes-Oxley.

•       Working closely with the CEO and the rest of the leadership team to identify, evaluate and implement strategies that will improve operating efficiencies, enhance client relationships and improve shareholder value.

•       Continuing to improve the Company’s financial reporting and analysis on an integrated basis across the globe.

•       Continuing the implementation of financial and management information systems and streamlining related business processes to assure timely, accurate and informative financial and management information that is predictive as well as historical.

•       Defining and implementing financial metrics to inform earlier, faster and better decision-making.

The Person

Qualifications & Experience

The successful candidate will bring at least fifteen years of progressively responsible financial function experience for a global enterprise. The individual must have accumulated, through various corporate and business unit roles, the skills and operating experiences required to lead the financial function of a global company. Experience in a professional services environment is strongly preferred, though not required. Public company experience is required.

Additional qualifications include:

•       Undergraduate degree in business or related field of study required. MBA and/or CPA are highly desirable.

•       Strong technical competence in wide-ranging finance disciplines including financial planning, financial reporting, accounting, tax, audit, treasury, risk management and mergers & acquisitions.

•       Experience in a global, multi-site business is a must. S/he need not have lived and worked abroad, but the following two skill sets are desirable: 1) experience building a greater presence in Asia and other emerging markets; and 2) a broad understanding and appreciation of international accounting, tax and regulatory requirements and cultures across the world.

•       Demonstrated success as a business partner with a leadership team and line managers – must possess strong organizational, interpersonal and communication skills.

•       Broad financial skills, including experience in SEC reporting, Sarbanes-Oxley and other reporting and regulatory requirements, financial planning and analysis, and control.

•       Must possess the intellect, confidence and presence to operate effectively within the Company, the Board of Directors, outside auditors and regulators, clients, investors and analysts, and with business partners.

•       A seasoned strategic finance executive with an operational focus and capital markets experience. Capital markets experience is important in that the successful candidate must be Street-savvy and credible with commercial and investment banks, analysts and rating agencies. However, a lengthy deal sheet of complex debt and equity offerings and placements is not required. Other “deal” experience (allegiances, alliances, ventures, acquisitions, divestitures) is preferred.

•       Investor relations experience is required, but the successful candidate need not have had first-chair responsibility.

•       Must be information technology-savvy. Ideally, s/he will have led or played a significant role in a major financial systems implementation.

•       Demonstrated success in building, leading, motivating and retaining high-performing teams.

Leadership & Management Behavioral Competencies

Organizational Buy-in and Relationship Building: Strong influencing and relationship building skills; must demonstrate the ability to secure buy-in at all levels within the organization.

External Awareness: Shows a strong understanding of the professional services business environment and understands factors, trends and issues which influence the Company’s business performance.

Analytical and Strategic Thinking: Superior analytical skills balanced by a keen ability to integrate the broader strategic picture. Strong analytical skills enabling complex issues to be rapidly understood and explained before presenting the results in an understandable manner. Is not restricted by the current situation, can see beyond today to where new opportunities exist.

Driving Results: A pragmatic person with an intense commitment to drive results through effective team and individual performance. Sets clear goals and manages accountability.

Personal Characteristics

•       Unquestionable integrity.

•       Ability to empower and mobilize cross-functional teams in a collaborative and effective manner.

•       A financially dynamic thinker who can articulate a cogent financial perspective on business issues and has solid business judgment.

•       A shareholder value-building and client service perspective.

•       A team player – equally effective as a team leader or team member; a change agent.

•       A builder of effective and trusting relationships between the corporate staff and the business.

•       Hands on, with the ability to balance strategic vision with tactical execution.

•       Intelligent, practical, strategic and detail-oriented.

•       Proactive, energetic and self-motivated and possessing a strong work ethic.

Exhibit B

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is made by and between Heidrick & Struggles, Inc., a Delaware Corporation (hereinafter H&S), and the undersigned (hereinafter “Second Party”).

WHEREAS, H&S has been investing considerable capital, time and effort in establishing and developing computer programs and hardware configurations to computerize certain areas of its executive recruiting process including, without limitation, H&S’s client/search history, and information relating to individuals who may contact H&S or be contacted by H&S; and has confidential and proprietary information relating thereto; and

WHEREAS, H&S at times receives information from its clients and others which H&S is obligated to treat as confidential or proprietary; and

WHEREAS, Second Party in the course of its association with H&S will have access to certain of said confidential and proprietary information pertaining to computer programs and hardware configurations and to the business affairs of H&S.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, and the association with H&S of Second Party, the parties hereto agree as follows:

1. “Confidential Information” shall mean information relating to computer programs and hardware configurations of a proprietary and confidential nature, whether communicated orally or in writing, including without limitation, concepts, techniques, new systems-software planning, processes, designs, circuits, cost data, computer programs, and other technical know-how disclosed by H&S to Second Party or obtained by Second Party through observation or examination of H&S’s facilities or procedures. Confidential Information shall also include any information of a confidential nature concerning H&S’s financial information, H&S’s clients or the business and employees of H&S and any information H&S has received from others, which H&S is obligated to treat as confidential or proprietary.

2. Second Party acknowledges that irreparable injury and damage will result from disclosure to third parties, or utilization for purposes other than those connected with its association with H&S, of Confidential Information.

3. Second Party shall not, without the prior written consent of H&S, disclose any Confidential Information to any third party and shall not use the Confidential Information except pursuant to and in the course of Second Party’s association with H&S, provided, however, that Second Party shall have no liability to H&S under this Agreement with respect to the disclosure and/or use of any such Confidential Information which:

(a) Second Party can establish has become publicly known without breach of this Agreement by Second Party, or

(b) has become known by or available to Second Party prior to H&S’s disclosure of such information to Second Party, as evidenced by written documents received by Second Party

(prior to H&S’s disclosure to Second Party) from anyone, including Second Party’s employees, agents, or representatives, or

(c) has become known by or available to Second Party subsequent to H&S’s disclosure of such information to Second Party from anyone, including Second Party’s employees, agents, or representatives, where the original source of such information was not H&S or persons associated or affiliated with H&S.

4. Second Party agrees that any disclosure of Confidential Information within Second Party’s own company shall be only such as necessary to accomplish the purpose of Second Party’s association with H&S. Second Party shall take all such security precautions to protect from disclosure and to keep confidential the Confidential Information as may be necessary, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions of access by other persons to Confidential Information.

5. Second Party shall return all written material, photographs, and all other documentation made available or supplied by H&S to Second Party, and all copies and reproductions thereof, on request.

6. Second Party shall not make or use any copies, synopses or summaries of oral or written material, photographs, or any other documentation or information made available or supplied by H&S to Second Party except such as are necessary for Second Party’s association with H&S or as are necessary to accomplish the purpose of Second Party’s association with H&S. Second Party shall not disclose to any third party the fact of Second Party’s relationship with H&S unless H&S, in writing, signed by H&S’s President or Secretary, first approves the disclosure.

7. H&S retains all rights and remedies afforded it under the patent and other laws of the United States and the States thereof, including without limitation any laws designed to protect proprietary or confidential information.

8. During the term of this agreement Second Party will be prohibited from providing any similar services to the following designated competitors of H&S: Korn/Ferry, Russell Reynolds & Associates, Spencer Stuart, Egon Zehnder International, Lamalie Amrop International, Ray & Berndston, LAI Ward Howell International, and A.T. Kearney Executive Search, or any other firm engaged in executive search.

9. This Agreement sets forth the entire agreement and understanding of the parties and merges all prior discussions between them as to Confidential Information. Neither party may be bound by any definition, condition, representation or waiver other than as expressly stated in this Agreement or as subsequently set forth in writing signed by the parties hereto.

10. This Agreement shall be governed by the laws of the State of Illinois as applied to contracts entered into and to be performed within the State of Illinois.

11. Second Party’s obligations under this Agreement shall terminate five (5) years from the date the Confidential Information was obtained.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this agreement this 16th day of May, 2011.

HEIDRICK & STRUGGLES, INC.

By:	/s/ L. Kevin Kelly

SECOND PARTY

By:	/s/ Richard W. Pehlke